UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2014

MGC Diagnostics Corporation
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

          On July 10, 2014, MGC Diagnostics Corporation, through its newly established wholly owned subsidiary, MGC Diagnostics Belgium S.P.R.L., a private limited liability company, (collectively “MGC Diagnostics” or the “Company”) entered into a Stock Purchase Agreement to acquire 100% of MediSoft SA (“MediSoft”). MediSoft, based in Sorinnes, Belgium, was a privately held manufacturer of cardiorespiratory diagnostics products that was owned by Guy Martinot and Jean-Benoit Martinot (the “MediSoft Shareholders”). MediSoft has operating subsidiaries in France, Germany and Italy

          The Company completed the MediSoft acquisition on August 1, 2014.

          MGC Diagnostics acquired MediSoft for total cash consideration of €5.8 million ($7.8 million). In addition, at closing, MGC Diagnostics issued to the MediSoft Shareholders warrants (the “Warrants”) to purchase 168,342 shares of MGC Diagnostics common stock at a price of $7.96 per share. The value of the Warrants is approximately €314,000 ($421,000). The Warrants have a three-year term expiring on August 1, 2017.

          Of the total cash consideration, approximately €4.1 million ($5.5 million) was paid to the MediSoft Shareholders to purchase the MediSoft stock and approximately €1.7 million ($2.3 million) is being used to retire existing MediSoft indebtedness. At December 31, 2013, MediSoft had tangible assets of approximately €4.3 million ($5.9 million), including building and fixed assets of approximately €2.0 million ($2.7 million) and cash, accounts receivable and inventory of approximately €2.3 million ($3.2 million).

          As previously disclosed, in connection with the MediSoft acquisition, on July 24, 2014, MGC Diagnostics entered into a $7.0 million credit facility with BMO Harris Bank N.A. This credit facility includes a five-year, $4.0 million term loan and a one-year, $3.0 million revolving credit facility. The $4.0 million term loan was funded on July 24, 2014. In addition to the term loan proceeds, MGC Diagnostics used $3.8 million of its available cash to fund the total cash consideration of $7.8 million, leaving approximately $7.0 million of cash available post-transaction.

Item 2.02 Results of Operations and Financial Condition

          In connection with the issuance of the press release announcing the closing of the MediSoft acquisition, MGC Diagnostics disclosed that as of August 1, 2014, its cash position, after completion of the MediSoft acquisition was approximately $7.0 million. In addition on that date, the Company had $4.0 million in long-term debt pursuant to the credit facility described above. The Company will report its complete financial position as of July 31, 2014, and August 1, 2014, when it reports its results for the three and nine months ended July 31, 2014.

Item 3.02 Unregistered Sales of Equity Securities

          As noted above, in connection with the MediSoft acquisition, the Company issued the two MediSoft Shareholders three-year Warrants to purchase a total of 168,342 shares at a price of $7.96 per share. Each of the MediSoft Shareholders is an accredited investor and the issuance of the Warrant is exempt pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

(b)	Pro Forma Financial Information

          The financial statements and pro forma information required pursuant to Item 9.01 of Form 8-K will be filed by amendment to this report on Form 8-K within 71 calendar days after the date on which this report on Form 8-K must be filed.

(d)	Exhibits

          The following exhibits are attached:

Exhibit No.	Description of Exhibits

4.1	Form of Warrant dated August 1, 2014 delivered to MediSoft SA shareholders.

10.1	*Stock Purchase Agreement dated July 10, 2014 between MGC Diagnostics Belgium S.P.R.L., a private limited liability company, and Guy Martinot and Jean-Benoit Martinot.

99.1	MGC Diagnostics Corporation press release dated August 1, 2014.

          *MGC Diagnostics Corporation has omitted from the Stock Purchase Agreement certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and will furnish supplementally to the Securities and Exchange Commission (the “SEC”) copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGC DIAGNOSTIC CORPORATION

Dated: August 1, 2014	By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins
Executive Vice President, Chief Operating
Officer and Chief Financial Officer